Exhibit 10.23

Execution Version

EMPLOYMENT AGREEMENT

(Paul Brown)

EMPLOYMENT AGREEMENT (the “Agreement”) dated November 13, 2008 by and between HILTON HOTELS CORPORATION (the “Company”) and PAUL BROWN (“Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall be employed by the Company for a period commencing on December 1, 2008 (or such earlier date as Executive and the Company mutually agree upon) (the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with the fifth anniversary of the Effective Date and on each such successive anniversary of the Effective Date thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended. Executive agrees, promptly following execution of this Agreement, to give notice of his resignation from his current principal employer.

2. Position.

(a) During the Employment Term, Executive shall serve as an Executive Vice President of the Company and President, Global Brands and Shared Services of the Company. In such position, Executive shall report directly to the Company’s Chief Executive Officer and shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer and the Board of Directors of the Company (the “Board”). If requested, Executive shall also serve as a member of the Board or other governing bodies of the Company or its subsidiaries without additional compensation.

(b) Unless otherwise mutually agreed to by Executive and the Company, for the period commencing on the Effective Date and ending when the Company establishes the permanent location for Executive’s position (the “Initial Period”), Executive’s principal place of employment shall be the Company’s headquarters in the Los Angeles metropolitan area (the “Initial Principal Place of Employment”). After the Initial Period, Executive shall relocate his primary personal residence, and principal place of employment to a location determined by the Chief Executive Officer and the Board (the “Subsequent Principal Place of Employment”), where he shall spend his full working time in the performance of his duties (subject to customary travel consistent with Executive’s duties).

(c) During the Employment Term, Executive will devote his full working time and reasonable best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive from (i) serving as trustee for certain trusts maintained by personal friends, (ii) accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation, including without limitation, those directorships set forth on Schedule A attached hereto, (iii) serving as an officer or director or otherwise participating in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iv) managing personal and family investments; provided, however, that any such activities as described in (i), (ii), (iii) or (iv) of the preceding provisions of this paragraph do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive of the Company in accordance with this Agreement or conflict with Section 6.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $600,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board, but in no event shall the Company be entitled to reduce Executive’s Base Salary.

(b) Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based on the achievement of performance objectives and targets (including the level of achievement required for Executive to earn the threshold, target and high performance objectives) adopted by the Board within the first three months of each fiscal year during the Employment Term (it being understood that such performance objectives and targets generally will correspond to those established for other members of senior management). During each fiscal year, the minimum bonus payable to Executive if the minimum performance objectives and targets are achieved will be 60% of Executive’s Base Salary, the target bonus will be 75% of Executive’s Base Salary if target performance objectives and targets are achieved and the maximum bonus payable to Executive will be 112.5% of Base Salary if high performance objectives and targets are achieved. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year; provided that if the applicable performance objectives and targets have not been verified by audit by such time, then the Annual Bonus shall be payable within 10 days of such verification but no later than December 31 of such year. No Annual Bonus shall be payable in respect of 2008 or any fiscal year in which Executive’s employment is terminated (except to the extent expressly provided in Section 5(b) and Section 5(c)).

(c) Make-whole Payment. No later than ten (10) business days following the Effective Date, the Company shall pay to the Executive, in a cash lump sum, $500,000 (the “Make-whole Payment”); provided, however, in the event that, prior to the second anniversary of the Effective Date, the Executive’s employment is terminated by the Company with Cause or by Executive other than as a result of a Constructive Termination, then Executive shall repay to the Company the entire amount of the Make-whole Payment.

4. Benefits.

(a) General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans and severance plans, the benefits for which will be determined instead in accordance with this Agreement) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company, including, without limitation, that Executive shall be entitled to four weeks of paid vacation per calendar year in accordance with the Company’s vacation policy as may be in effect from time to time (but excluding participation in the Company’s executive vehicle use/allowance program, which is being discontinued for new executives).

(b) Other Benefits. During the Employment Term:

(i) the Company shall reimburse Executive for the cost of continuing coverage for Executive and his immediate family members under Executive’s current medical and dental group health plans pursuant to COBRA until such time as the Executive and his immediate family members are eligible for full coverage under the applicable medical and dental plans of the Company, with such reimbursement being made as soon as reasonably practicable following Executive’s incurring the expense, but in no event later than the end of the calendar year immediately following the calendar year in which such expense was incurred;

(ii) during the Initial Period, the Company shall provide, at no cost to Executive, (A) mutually agreeable temporary housing near the Initial Principal Place of Employment for Executive and Executive’s family; (B) notwithstanding anything in Section 4(a) above to the contrary, a car allowance as per the terms and conditions of the Company’s executive car allowance practice with respect to the Company’s executives in the United States and (C) professional real estate rental and home finding services (with knowledge of the greater Los Angeles area); provided that in no event shall the cost of such accommodation, allowance and services exceed $8,000 per month (excluding the value of any “gross-up” provided for in Section 4(b)(vi) below). Until such temporary housing location is available, the Company shall provide Executive and Executive’s immediate family with accommodations in one of the Company’s hotels in or near the metropolitan Los Angeles area;

(iii) during the Initial Period, the Company shall pay or reimburse Executive for reasonable travel and commutation expenses, up to $5,000 per month, for travel to and from Seattle, Washington to the Company’s headquarters for Executive and Executive’s immediate family; provided that such payment shall cease at such time that Executive relocates his primary personal residence to a location near the Company’s headquarters;

(iv) Following the Initial Period, pursuant to the terms and conditions of the Company’s domestic relocation policy, the Company shall reimburse Executive for reasonable and customary relocation expenses directly related to Executive’s relocation from both the Executive’s temporary housing in or near the Initial Principal Place of Employment and the

Executive’s current primary residence in Seattle, Washington, to a permanent residence located in or near the Subsequent Principal Place of Employment; provided, that reimbursement for relocation expenses related to the items listed on Appendix A shall be subject to pre-approval by the Chief Executive Officer following Executive’s submission of cost estimates for such services to the Chief Executive Officer. In addition, the Company shall provide Executive with assistance for a suitable introduction and orientation to the area of the Subsequent Principal Place of Employment in order to facilitate the timely applications for school enrollment of Executive’s children;

(v) Executive and Executive’s immediate family shall be able to stay at any Company branded hotels free of charge; and

(vi) the Company shall reimburse Executive on a “grossed up” basis for all taxes incurred in connection with the benefits and payments provided pursuant to this Section 4(b) and any income imputed to Executive as a result of the use of the Company’s aircraft for personal and/or business travel by Executive and/or Executive’s family (subject to such usage being approved by the Company’s Chief Executive Officer). Any such gross-up shall be paid to Executive as soon as possible after the related taxes are incurred but in no event later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remitted the related taxes.

5. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment (other than as a result of a Constructive Termination). Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively gover] Executive’s rights upon termination of employment with the Company and its affiliates (other than with respect to Executive’s rights with respect to Executive’s investments and equity-based awards which, notwithstanding anything in this Section 5 to the contrary, shall be governed by the terms and conditions of such investments and awards).

(a) By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation other than as result of a Constructive Termination (as defined in Section 5(c)(ii)).

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s theft or embezzlement of Company property, other than with respect to insignificant or immaterial amounts, as determined in the reasonable, good faith judgment of the Board, (B) any act or acts on Executive’s part that constitute a felony under the laws of the United States or any state thereof (provided, that if Executive is terminated for any action described in this clause (B), then (x) if charges are brought against the Executive by a governmental authority relating to such act(s) and a court of competent jurisdiction (1) convicts Executive of a felony, then such termination shall be deemed a termination for Cause and the Company shall have the right to seek reimbursement from Executive for any payments made to Executive in connection with such termination of employment pursuant to Section 5 of this Agreement that Executive would otherwise not have been entitled pursuant to the terms of this Agreement if terminated for Cause or (2) fails to convict Executive of a felony, then such termination shall be deemed a termination without Cause and the Company or its subsidiaries shall pay to Executive any applicable payments or benefits provided for upon a termination of Executive’s employment without Cause (to the extent not previously provided) or (y) if no charges are brought against Executive by a governmental authority relating to such act(s), then the Company will have the burden to prove with clear and convincing evidence that such act(s) constituted a felony and, if publicly disclosed, would be injurious to the financial condition of the Company or its subsidiaries to the extent impacting the Company or its subsidiaries by in excess of $1,000,000 or (2) materially injurious to the business reputation of the Company or any of its subsidiaries (and if the Company fails to meet such standard, the Company shall, in addition to providing any applicable payments and benefits provided for upon a termination of Executive’s employment without Cause (to the extent not previously provided), reimburse Executive for his reasonable legal fees in connection with such proceeding)), (C) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder which, in the reasonable, good faith judgment of the Board, is (1) injurious to the financial condition of the Company or its subsidiaries to the extent impacting the Company or its subsidiaries by in excess of $1,000,000 or (2) materially injurious to the business reputation of the Company or any of its subsidiaries, (D) Executive’s breach of Section 6 of this Agreement or the representation in Section 10(j) or (E) Executive’s willful breach of Section 7 of this Agreement in a manner that adversely impacts the Company.

(iii) If Executive’s employment is terminated by the Company for Cause or Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) no later than ten (10) days following the date of termination, the Base Salary through the date of termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement);

(C) reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, payable in accordance with the terms and conditions of such employee benefit plans (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of twelve (12) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) no later than ten (10) days following the date of termination, a pro rata Annual Bonus equal to the product of (1) 75% of Executive’s Base Salary in effect immediately prior to the termination of employment and (2) a fraction, the numerator of which is the number of days during the fiscal year up to and including the date of termination of Executive’s employment and the denominator of which is 365 (the “Pro-Rated Bonus”); and

(C) for a period of twenty four months following the date of termination, the Company shall continue to provide the Executive and the Executive’s eligible dependents with group health insurance coverage at least equal to that which would have been provided to Executive and Executive’s eligible dependents had Executive’s employment with the Company not been terminated; provided, however, that if the Executive becomes employed with another employer and is eligible to receive group health insurance coverage under such employer’s plans, the Company’s obligation to provide such benefits shall be reduced or, if applicable, expire to the extent comparable coverage is actually available and provided to the Executive and Executive’s eligible dependents without charge.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 5(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause or Resignation by Executive as a Result of Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive as a result of a Constructive Termination. For purposes of the Agreement, in the event the Company elects not to extend the Employment Term in accordance with Section 1 hereof, Executive’s employment shall terminate on the last day of the Employment Term and such election shall be deemed a termination by the Company without Cause.

(ii) For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) a diminution in Executive’s Base Salary or Annual Bonus opportunity; (B) any material diminution in Executive’s authority, duties or responsibilities (including, without limitation, requiring Executive to report to anyone other than the Chief Executive Officer of the Company and/or the Board); (C) any material breach by the Company of this Agreement; (D) a relocation of Executive’s primary work location more than 35 miles without consent, or (E) failure of the Company or its subsidiaries to pay or cause to be paid Executive’s Base Salary or Annual Bonus, when due, or to permit Executive to make an investment or grant any equity-based awards to which Executive is entitled; provided that (i) the relocation of Executive’s primary work location in connection with the relocation of the Company’s headquarters shall not constitute Constructive Termination and (ii) none of the events described in this Section 5(c)(ii) shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Board written notice thereof prior to such date. Notwithstanding anything herein to the contrary, for purposes of last proviso of the immediately foregoing sentence, a series of related events shall be deemed to have occurred on the date upon which the last event in such series of related events has occurred.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) the Pro-Rata Bonus;

(C) if such termination or resignation occurs prior to a Change in Control (as defined in the Amended and Restated Securityholders Agreement, dated as of September 26, 2008, among BH Hotels Holdco LLC, Executive and such other parties (the “Securityholders Agreement”)), subject to Executive’s continued compliance with Section 6 hereof and Executive’s continued material compliance with Section 7 hereof, payment (payable in 24 monthly installments) in the aggregate equal to the amount, if any, by which the Applicable Severance Amount exceeds the applicable Call Price, as of the date of termination, of the vested portion of the Class B Units granted to Executive pursuant to Management

Unit Subscription Agreement (Class B-1 Units and B-2 Units) to be entered into in connection with this Agreement (such agreement, the “Subscription Agreement” and such Class B Units, the “Vested Profits Interests”). “Applicable Severance Amount” means an amount equal to two times the sum of (i) Executive’s then applicable Base Salary (as of the termination date) and (ii) Executive’s Annual Bonus for the fiscal year immediately prior to the year of such termination (provided that in respect of any such termination or resignation that occurs in calendar year 2008 or 2009, Executive’s Annual Bonus shall be deemed to be, for this purpose, 75% of Executive’s then applicable Base Salary). “Call Price” shall mean the price at which the Company or its affiliates has the right to purchase the Vested Profits Interests pursuant to the Securityholders Agreement and the Subscription Agreement (but regardless of whether such right is exercised); and

(D) for a period of 24 months following the date of termination, the Company shall continue to provide the Executive and the Executive’s eligible dependents with group health insurance coverage at least equal to that which would have been provided to Executive and Executive’s eligible dependents had Executive’s employment with the Company not been terminated; provided, however, that if the Executive becomes employed with another employer and is eligible to receive group health insurance coverage under such employer’s plans, the Company’s obligation to provide such benefits shall be reduced or, if applicable, expire to the extent comparable coverage is actually available and provided to the Executive and Executive’s eligible dependents without charge.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 5(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Release. Amounts payable and benefits provided to Executive under subparagraphs (B) and (C) of Section 5(b)(ii) or subparagraphs (B), (C) and (D) of Section 5(c)(iii) above, are subject to Executive and the Company executing a release of claims, substantially in the form attached hereto as Exhibit I, within forty-five (45) days of the date of termination (the “Release Period”). Any payment that constitutes non-qualified deferred compensation subject to Section 409A of the Code (as defined below) and that otherwise would be made prior to Executive’s delivery of such executed release shall be paid to the Executive on the first business day following the conclusion of the Release Period; provided that any in kind benefit shall continue in effect after separation from service pending the execution and delivery of such release. If the Company fails to countersign the form attached hereto as Exhibit I, then the condition described in the foregoing sentence shall be deemed waived by the Company.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

(g) Forfeiture. Any determination under this Section 5 of whether the Executive is in compliance with Section 6 hereof and material compliance with Section 7 hereof shall be determined based solely on the contractual provisions provided therein and the facts and circumstances of Executive’s actions without regard to whether the Company could obtain an injunction or other relief under the law of any particular jurisdiction.

6. Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) During the Employment Term and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly:

(A) engage in the Business for a Competitor in any geographical area that is within 25 miles of any geographical area where the Restricted Group engages in the Business;

(B) enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate in any manner to the Business;

(C) acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

provided that this Section 6(a)(ii) shall cease to apply during any time that The Blackstone Group L.P. and its affiliated investment funds beneficially own less than 25% of the voting power of the Company.

(iii) Notwithstanding anything to the contrary in this Agreement, Executive may, (A) directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person or (B) enter the employ of any private law firm and, in such capacity, render services to any Competitor of the Business (so long as services for a single Competitor (together with its Affiliates) of the Business do not represent all or substantially all of the services provided by Executive at such law firm).

(iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any executive-level employee of the Restricted Group to leave the employment of the Restricted Group; or

(B) hire any such executive-level employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(v) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(vi) For purposes of this Agreement:

(A) “Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective affiliates (including The Blackstone Group L.P. and its affiliates).

(B) “Business” shall mean the business of acquiring controlling investments in, owning, operating, managing or franchising hotel and lodging properties and timeshares.

(C) “Competitor” shall mean (x) during the Employment Term and, for a period of six months following the date Executive ceases to be employed by the Company, any person engaged in the Business and (y) thereafter, any major global hotel brand engaged in the Business (but, for the avoidance of doubt, excluding any private equity firm engaged in the Business).

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

7. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties hereunder and pursuant to customary industry practice), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, minor children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 6 and 7 of this Agreement. This Section 7(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b) Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version from time to time previously disclosed to Executive.

(v) The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 7(a)(iii) hereof).

8. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 of this Agreement (or a material breach or material threatened breach of any of the provisions of Section 7 of this Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9. Indemnification.

(a) The Company agrees that if Executive is made a party (including, without limitation, being called as a witness or otherwise being asked to testify) or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or any related matters, including Executive’s employment relationship or his equity holdings, by reason of the fact that Executive is or was a director or officer of the Company, or any subsidiary of the Company or is or was serving at the request of the Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement. The Company and Executive will consult in good faith with respect to the conduct of any Proceeding. If the Company or any of its successors or assigns consolidates with or merges into any other entity or transfers all or substantially all of its properties or assets, then in each such case, proper provisions shall be made so that the successors or assigns of the Company shall assume all of the obligations set forth in this Section 9.

(b) During the Employment Term and for a term of six years thereafter, the Company, or any successor to the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as the other senior executive officers of the Company.

(c) During the Employment and for a term of six years thereafter, the Company shall provide Executive with copies of all binders and policies issued in connection with any directors and officers liability insurance affording coverage to Executive, within 30 days following the Executive’s request for such documents.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(b) Entire Agreement/Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates, except to the extent such set-off would result in a violation of Section 409A of the Code (as defined below). Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

(g) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following his termination of employment shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Executive) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of the Executive’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date that such payment would otherwise have been made if not for this provision (provided that if more than one such Prime Rate is published on such date, the highest of such published rates shall be used) and (ii) if any other payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. Furthermore, the Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Hilton Hotels Corporation

9336 Civic Center Drive

Beverly Hills, California 90210

Attention: Christopher Nassetta, Chief Executive Officer

with a copy to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Jonathan Gray

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue,

New York, New York 10017

Attention: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Robert J. Raymond

(j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound (except to the extent previously disclosed in writing by Executive to the Company).

(k) Prior Agreements. This Agreement (including, without limitation, the schedules and exhibits attached hereto) supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (collectively, the “Prior Agreements”).

(l) Legal Fees. The Company shall pay Executive’s reasonable legal fees and costs associated with negotiating and entering into this Agreement in a timely manner upon receipt from Executive of the appropriate documentation; provided, however, in no event shall such payment exceed $25,000. The Company shall also reimburse Executive for legal expenses incurred up to an additional $2,000 in connection with Executive’s departure from his present employer.

(m) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall pay Executive a reasonable per diem for his services and shall coordinate with the scheduling of Executive so as to reasonably minimize the extent to which such cooperation interferes with his other full-time employment and business activities. This provision shall survive any termination of this Agreement, without implication of the survival of any other provision of this Agreement.

(n) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(o) Section 280G.

(i) If the Company is not an entity whose stock is readily tradable on an established securities market (or otherwise) at the time that a “change of control” under Regulation 1.280G occurs, Executive and the Company shall use their respective best efforts to avoid the imposition of the excise tax imposed by Section 4999 of the Code or a loss of deductibility under Section 280G of the Code, including, to the extent Executive agrees to waive his entitlement to potential “parachute payments” (as defined under Regulation 1.280G), the Company shall seek to obtain stockholder approval thereof in accordance with the terms of Section 280G(b)(5) of the Code.

(ii) If the Company is an entity whose stock is readily tradable on an established securities market (or otherwise) at the time that a “change of control” under Regulation 1.280G occurs, the provisions of Exhibit II shall apply in respect of such “change of control”.

(p) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HILTON HOTELS CORPORATION

/s/ Christopher Nassetta
By:	Christopher Nassetta
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Paul Brown
Paul Brown

SCHEDULE A

1.	Board of Directors, Lanier Parking Systems, Inc.

2.	Board of Advisors, Wimberly Allison Tong and Goo, LLP

Exhibit I

RELEASE

In exchange for a portion of the benefits described in the Employment Agreement dated November     , 2008, (the “Agreement”), to which I agree I am not otherwise entitled, I hereby release HILTON HOTELS CORPORATION (the “Company”), its respective affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., Section 1541 of the California Civil Code and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law or otherwise.

I have read Section 1542 of the California Civil Code, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

I expressly waive any rights that I may have under Section 1542 to the full extent that I may lawfully waive such rights pertaining to a general release of claims, and I affirm that I am releasing all known or unknown claims that I have or may have against the Company or any of the Released Parties as stated in this Release.

I hereby represent that I have not filed any action, complaint, charge, grievance or arbitration against the Company or the Released Parties.

I expressly understand and agree that the Company’s obligations under this Release are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

I understand that I must not disclose the terms of this Release to anyone other than my immediate family and advisors, that I must immediately inform my immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this

I-1

Release; provided that the restrictions of this paragraph shall terminate if the Company publicly discloses a copy of this Release (or, if the Company publicly discloses summaries or excerpts of this Release, to the extent so disclosed).

I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release. I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Agreement until 8 days have passed since my signing of this Release without my signature having been revoked. I understand that any revocation of this Release must be received by the General Counsel of the Company within the seven-day revocation period. Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily. I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release except such statements as are expressly set forth herein or in the Agreement.

I fully understand that this Release is a legally binding document and that by signing this Release I am prevented from filing, commencing or maintaining any action against the Company or the Released Parties.

The Company hereby acknowledges that, as of the effective date of this Release, its board of directors (excluding, if applicable, you) has no actual knowledge of any legal claims against you or a set of facts that collectively would give rise to “Cause” under the Agreement. If, following the Company’s counter-signature of this Release, a Released Party commences any legal action against you with regard to your employment or otherwise and fails to obtain a successful judgment against you in such legal action, the Company shall reimburse you for your reasonable out-of-pocket legal fees and expenses in defending such action. Notwithstanding anything to the contrary herein, in the event that a Released Party commences an action against you, you may raise any claim you may have as a counterclaim or defense in such action.

Notwithstanding the foregoing, following the Company’s execution of this Release, if

This Release is final and binding and may not be changed or modified.

DATE	Paul Brown

DATE	Hilton Hotels Corporation

Exhibit II

The provisions in this Exhibit II shall apply in respect of any “change of control” under Regulation 1.280G that occurs while the Company is an entity whose stock is readily tradable on an established securities market (or otherwise).

Paragraph 1. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Paragraph 2. All determinations required to be made under this Exhibit II, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit II, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) when due but in no event later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remitted the related taxes. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive (subject to Paragraph 3). As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Paragraph 3 of Exhibit II and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive (no later than the calendar year following the calendar year in which such tax was payable).

Paragraph 3. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Paragraph 4. If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Exhibit II, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Paragraph 3 of this Exhibit II) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 3 of this Exhibit II, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.